UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):  July 8, 2011 (July 1, 2011)

HYPERDYNAMICS CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or other jurisdiction of incorporation or organization)

001-32490 (Commission File Number)	87-0400335 (IRS Employer Identification No.)

12012 Wickchester Lane, Suite 475
Houston, Texas 77079
(Address of principal executive offices,
including zip code)

voice:  (713) 353-9400
fax:  (713) 353-9421
(Registrant’s telephone number,
including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 1, 2011, Hyperdynamics Corporation (the “Company” “we” “us” or ”our”)) entered into an Employment Agreement, effective August 8, 2011, with Paul C. Reinbolt.  On August 8, 2011, Mr. Reinbolt, age 55, will become Executive Vice President and Chief Financial Officer of the Company.  He is retiring from Marathon Oil Corporation after more than 30 years of service in various positions in finance, treasury and accounting.  His assignment locations included New York, London and Houston.  Mr. Reinbolt was appointed Vice President, Finance and Treasurer of Marathon Oil Corporation effective January 2002.

Mr. Reinbolt holds a Bachelor of Science degree in accounting and a Master of Business Administration degree in finance from Miami University in Oxford, Ohio.  He is on the Board of Directors of Oil Investment Corporation Ltd. and Oil Casualty Investment Corporation Ltd.  He also serves as a member of the Business Advisory Council for the Farmer School of Business at Miami University.

Our Employment Agreement with Mr. Reinbolt is for a three year term, beginning August 8, 2011.  He will receive an annual base salary of $250,000, increasing to $275,000 upon the completion of six months of employment.  He also will be eligible for annual adjustments in the form of increases to his base salary.

In addition to his base salary, he will receive a cash award opportunity with a target amount of 50% of his base salary and maximum amount of 100% of the base salary, subject to such other terms, conditions and restrictions as may be established by our board of directors or compensation committee.  He will receive stock options in an amount equal to 50% of the number of dollars of the cash award.  In other words, if the cash award is $200,000, he will receive an award of 100,000 incentive stock options.  The stock options will have an exercise price equal to the fair market value of our common stock on the date of grant of the options, with one-third of these options vesting on each anniversary of the date of grant, and expiring five years after issuance and otherwise governed by the terms of our stock plan under which they were granted.

Effective August 8, 2011, an award of an option to purchase 400,000 shares of our common stock under our 2010 Equity Incentive Plan ( the “Plan”)  will be made to Mr. Reinbolt at an exercise price equal to the closing price of our stock on that date, with 50% of the amount vesting on the first day of the month occurring one year thereafter, and the remaining 50% of the amount vesting on the first day of the month occurring two years thereafter.  The options will have a five year term.  Of this 400,000 share option grant, options to purchase 200,000 shares will immediately vest if we terminate his employment without cause, which solely for purposes of that provision includes financial impropriety or an intentional act materially injuring us.

Effective August 8, 2011, an award of an option to purchase 400,000 shares of our common stock under our Plan will be made to Mr. Reinbolt at an exercise price equal to the closing price of our stock on that date, with 50% of these options vesting if and when our stock price closes at $9 per share for five consecutive trading days, and with the remaining 50% vesting if and when our stock price reaches a closing price of $12 per share for five consecutive trading days.  These options will have a five year term.

The Employment Agreement with Mr. Reinbolt may be earlier terminated by us in the event of his death or inability to perform, or for cause, including material breach of his duties.  Mr. Reinbolt may terminate the Employment Agreement for good reason, including a material reduction in his reporting responsibilities or a change of more than 75 miles in the location of his principal place of employment.  Either we or Mr. Reinbolt may terminate the Employment Agreement without cause or without good reason.  If we terminate Mr. Reinbolt without cause, or if Mr. Reinbolt terminates for good reason,  then Mr. Reinbolt will be entitled to receive one year’s base salary, his bonus award at the target level for the performance period in effect on the employment termination date, and full vesting of all stock option and restricted stock awards held by him with a twelve month period to exercise (or the expiration of the award term, if that occurs sooner).

If Mr. Reinbolt’s employment is terminated during the two year period following a change of control for any reason other than death, inability to perform, or cause, or by him for good reason, and our stock price is above $9.00 per share,  then he will be entitled to receive a lump-sum amount equivalent to one year’s base salary plus his bonus award at the target level for the performance period in effect on the employment termination date, and he will have full vesting of all stock option and restricted stock awards held by him with a twelve month period to exercise (or the expiration of the award term, if that occurs sooner).  The lump sum payment is to be made on the 60th business day after the employment termination date.  If our stock price is between $7.50 and $9.00, then he will receive the payments and benefits stated above, but the cash payment will be reduced by 50%.

In addition to the foregoing payments and benefits related to a change in control, if Mr. Reinbolt chooses to continue coverage under our health plan in accordance with COBRA, then we will reimburse him during the 18 month period following termination for the difference between the total amount of the COBRA premiums for the same coverage as in effect on termination that are actually paid by him and the total monthly amount of the same premiums charged to active senior executives of ours for health insurance coverage.

The Employment Agreement also includes provisions for safeguarding of our confidential information and non-solicitation activities during employment and for a two year period subsequent to termination.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit 10.1 Employment Agreement, effective August 8, 2011, between Hyperdynamics Corporation and Paul C. Reinbolt

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HYPERDYNAMICS CORPORATION

Date:	July 8, 2011	By:	/s/ Ray Leonard
		Name:	Ray Leonard
		Title:	Chief Executive Officer and President

EXHIBIT INDEX

Exhibit Number	Description

Exhibit 10.1	Employment Agreement, effective August 8, 2011, between Hyperdynamics Corporation and Paul C. Reinbolt.